Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Second Quarter and First Six Months Fiscal 2012 Results

  Second quarter pre-tax loss of $8.3 million improves from a pre-tax loss of $10.7 million in the fiscal 2011 second quarter
  First six months North American comparable store sales increase 1.1%
  First six months consolidated e-commerce sales increase 7.6%

ST. LOUIS--(BUSINESS WIRE)--July 26, 2012--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the second quarter and first six months ended June 30, 2012.

Second Quarter 2012 Highlights (13 weeks ended June 30, 2012):

  Consolidated net retail sales of $79.0 million represented a 1.8% decrease compared to $80.4 million in 2011, excluding the impact of foreign exchange;
  Consolidated comparable store sales declined 1.7% and included a 1.8% decrease in North America and a 1.3% decrease in Europe. Second quarter 2012 net revenue and comparable store sales were negatively impacted by the shift of the Easter holiday and associated school vacations, which moved sales into this year’s first quarter;
  Consolidated e-commerce sales rose 5.5%, excluding the impact of foreign exchange. This comes on top of a 22.8% increase in the fiscal 2011 second quarter; and
  Pre-tax loss of $8.3 million improved from a pre-tax loss of $10.7 million in the fiscal 2011 second quarter.

Maxine Clark, Build-A-Bear Workshop’s Chief Executive Bear commented, “Our first six months results show our progress toward our goals with positive comparable store sales in North America, a sequential improvement in quarterly trend in Europe and strong growth in our e-commerce sales. The execution of our key strategies, including disciplined expense control, has driven a solid improvement in our operating performance in the first half of 2012. While the economic environment continues to be challenging, particularly in Europe, we believe the key components of our strategy are on track to post further improvement in sales productivity and profitability.

“In just over a month, we will open our first newly imagined store design in St. Louis with five additional stores opening in major US markets in the following weeks. The new store merges Build-A-Bear Workshop’s hands-on bear-making process with the power of technology to provide a magical new experience for our Guests,” concluded Ms. Clark.

Additional Second Quarter 2012 Details:

  Total revenues were $80.4 million compared to $81.8 million in the 2011 second quarter, a decrease of 1.8%, excluding the impact of foreign exchange;
  Retail gross margin was 35.0%, an 80 basis point decline from retail gross margin of 35.8% in the 2011 second quarter;
  Selling, general and administrative expense (“SG&A”) was $37.1 million, or 46.1% of revenues, a 180 basis point improvement excluding $1.5 million in consulting costs from the 2011 second quarter;
  Tax benefit was $0.8 million at an effective rate of 9.1% compared to a tax benefit of $4.0 million at an effective rate of 37.4% in the 2011 second quarter; and
  Net loss was $7.6 million or $0.46 per share compared to $6.7 million or $0.37 per share in the fiscal 2011 second quarter. Net loss in 2012 was negatively impacted by (i) $0.14 per share related to changes in the effective tax rate; and (ii) $0.04 per share resulting from a change in share count due to repurchases that were made in the second half of 2011. Last year's net loss was negatively impacted by $0.05 per share related to the Company’s consulting project.

First Six Months 2012 (26 weeks ended June 30, 2012):

  Total revenues were $176.8 million compared to $177.8 million in 2011, a decrease of 0.4%, excluding the impact of foreign exchange;
  Consolidated net retail sales of $174.2 million were flat compared to $174.6 million in 2011, excluding the impact of foreign exchange;
  Consolidated comparable store sales were essentially flat and included a 1.1% increase in North America and a 6.0% decrease in Europe;
  Consolidated e-commerce sales rose 7.6%, excluding the impact of foreign exchange. This comes on top of an increase of 9.5% in the first six months of 2011;
  Retail gross margin was 37.7%, a 30 basis point improvement from the first six months of 2011;
  SG&A was $77.2 million, or 43.7% of revenues, a 70 basis point improvement excluding $3.0 million in consulting costs from the first six months of 2011;
  Pre-tax loss of $9.4 million improved from a pre-tax loss of $14.3 million in the first six months of fiscal 2011;
  Tax benefit was $0.9 million at an effective rate of 9.2%, compared to a tax benefit of $5.4 million at an effective rate of 37.6% for the first six months of 2011; and

  Net loss was $8.6 million or $0.53 per share, compared to $8.9 million, or $0.50 per share in the first six months of fiscal 2011. Net loss in 2012 was negatively impacted by (i) $0.17 per share related to changes in the effective tax rate; and (ii) $0.05 per share resulting from a change in share count due to repurchases that were made in the second half of 2011. Last year’s net loss was negatively impacted by $0.10 per share related to the Company’s consulting project.

Balance Sheet

The Company ended the 2012 second quarter with a strong balance sheet and no borrowings under its revolving credit facility. As of June 30, 2012 cash and cash equivalents totaled $26.5 million, the majority of which was domiciled outside the U.S. Total inventory at quarter end was $47.0 million. Inventory per square foot increased 3.3%, as compared to the prior year period.

In 2012, the Company expects to close approximately ten stores including certain temporary and seasonal locations. The Company also expects to remodel or open approximately 20 stores, with six of the stores in its new design. The Company expects capital expenditures to be $20 million to $23 million in fiscal 2012 to support the refresh and repositioning of stores and investment in infrastructure. Depreciation and amortization is expected to be approximately $22 million.

Stores

At quarter end the Company operated 345 company-owned stores – 287 in North America and 58 in Europe, as compared to 289 in North America and 53 in Europe at the end of the fiscal 2011 second quarter. The Company’s international franchisees opened five stores, net of closures, to end the first six months of the year with 84 stores in 14 countries.

2012 Objectives

To increase long-term shareholder value, the Company continues to expect to:

  Introduce a new store design to enhance the bear-making experience and drive store traffic and sales. The Company expects to open six of these stores starting in September.
  Improve store productivity and profitability by closing select stores during the year, transferring a percentage of the sales to other stores in the same markets. The Company will also reduce the square footage of other stores by relocating them within the same malls.
  Increase shopping frequency by increasing new Guest traffic to its stores by rebalancing its marketing messages to include both product and brand, and by refreshing its loyalty program to increase Guest retention.
  Reinforce Build-A-Bear Workshop as a top destination for gifts, capitalizing on its 15th birthday occasion to take this initiative to an entirely new level.

  Increase the Company’s global presence with the anticipated opening of ten to twelve international franchise locations, net of closures in 2012.
  Improve cost efficiencies with approximately $7 to $9 million in savings in fiscal 2012, a portion of which will offset expected product cost increases and support sales-driving marketing initiatives.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on August 2, 2012. The telephone replay is available by calling (858) 384-5517. The access code is 397181.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® list for the fourth year in a row in 2012. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $394.4 million in fiscal 2011. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, and the following: general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to effectively operate or manage the overall portfolio of our company-owned stores; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may not be able to operate our company-owned stores in the United Kingdom and Ireland profitably; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; poor global economic conditions could have a material adverse effect on our liquidity and capital resources; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	June 30,	% of Total	July 2,	% of Total
	2012	Revenues (1)	2011	Revenues (1)
Revenues:
Net retail sales	$78,989	98.2	$80,391	98.2
Commercial revenue	705	0.9	736	0.9
Franchise fees	716	0.9	714	0.9
Total revenues	80,410	100.0	81,841	100.0
Costs and expenses:
Cost of merchandise sold	51,704	64.9	51,926	64.0
Selling, general and administrative	37,075	46.1	40,685	49.7
Interest expense (income), net	(63)	(0.1)	(105)	(0.1)
Total costs and expenses	88,716	110.3	92,506	113.0
Loss before income taxes	(8,306)	(10.3)	(10,665)	(13.0)
Income tax benefit	(755)	(0.9)	(3,990)	(4.9)
Net loss	$(7,551)	(9.4)	$(6,675)	(8.2)

Loss per common share:
Basic	$(0.46)		$(0.37)
Diluted	$(0.46)		$(0.37)
Shares used in computing common per share amounts:
Basic	16,458,889		17,839,349
Diluted	16,458,889		17,839,349

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	June 30,	% of Total	July 2,	% of Total
	2012	Revenues (1)	2011	Revenues (1)
Revenues:
Net retail sales	$174,189	98.5	$174,550	98.1
Commercial revenue	1,081	0.6	1,841	1.1
Franchise fees	1,513	0.9	1,440	0.8
Total revenues	176,783	100.0	177,831	100.0
Costs and expenses:
Cost of merchandise sold	109,170	62.3	110,151	62.4
Selling, general and administrative	77,201	43.7	81,996	46.1
Interest expense (income), net	(149)	(0.1)	(1)	(0.0)
Total costs and expenses	186,222	105.3	192,146	108.0
Loss before income taxes	(9,439)	(5.3)	(14,315)	(8.0)
Income tax benefit	(871)	(0.5)	(5,388)	(3.0)
Net loss	$(8,568)	(4.8)	$(8,927)	(5.0)

Loss per common share:
Basic	$(0.53)		$(0.50)
Diluted	$(0.53)		$(0.50)
Shares used in computing common per share amounts:
Basic	16,248,884		17,964,763
Diluted	16,248,884		17,964,763

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	June 30,	December 31,	July 2,
	2012	2011	2011

ASSETS
Current assets:
Cash and cash equivalents	$26,450	$46,367	$34,742
Inventories	47,029	51,860	46,156
Receivables	4,935	7,878	4,606
Prepaid expenses and other current assets	13,604	17,854	22,580
Deferred tax assets	469	419	7,585
Total current assets	92,487	124,378	115,669

Property and equipment, net	73,518	77,445	81,225
Goodwill	32,643	32,306	33,542
Other intangible assets, net	595	655	1,043
Other assets, net	6,704	6,787	15,070
Total Assets	$205,947	$241,571	$246,549

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,253	$41,032	$33,280
Accrued expenses	7,227	12,128	6,818
Gift cards and customer deposits	22,848	28,323	23,487
Deferred revenue	5,568	5,285	6,852
Total current liabilities	59,896	86,768	70,437

Deferred franchise revenue	1,301	1,436	1,571
Deferred rent	22,075	23,867	26,606
Other liabilities	257	257	375

Stockholders' equity:
Common stock, par value $0.01 per share	174	174	192
Additional paid-in capital	66,060	65,402	72,979
Accumulated other comprehensive loss	(9,082)	(10,165)	(7,580)
Retained earnings	65,266	73,832	81,969
Total stockholders' equity	122,418	129,243	147,560
Total Liabilities and Stockholders' Equity	$205,947	$241,571	$246,549

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Other financial data:
Retail gross margin ($) (1)	$27,666	$28,774	$65,677	$65,351
Retail gross margin (%) (1)	35.0%	35.8%	37.7%	37.4%
E-commerce sales	$2,191	$2,089	$5,316	$4,963
Capital expenditures, net (2)	$4,525	$3,815	$8,304	$6,137
Depreciation and amortization	$5,273	$6,206	$10,636	$12,730

Store data (3):
Number of company-owned stores at end of period
North America			287	289
Europe			58	53
Total stores			345	342

Number of franchised stores at end of period			84	70

Company-owned store square footage at end of period
North America			818,959	835,019
Europe (4)			83,742	76,481
Total square footage			902,701	911,500

Comparable store sales change (%) (5)
North America	(1.8)%	8.3%	1.1%	(2.0)%
Europe	(1.3)%	1.3%	(6.0)%	(1.7)%
Consolidated	(1.7)%	7.1%	(0.1)%	(2.0)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and pop-up, seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293